Exhibit 20.3

Melco Crown Entertainment Limited

(Incorporated in the Cayman Islands with Limited Liability)

Annual General Meeting of Shareholders

(Name of ADR holder)
(Number of ADRs held)

Resolutions presented for consideration by the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) on May 18, 2016.

		For	Against	Abstained
Ordinary Resolutions

1)	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and auditors’ report included in the annual report on Form 20-F, for the year ended December 31, 2015.

2)	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the Directors to fix their remuneration.

3)	To grant a general and unconditional mandate to the Directors to repurchase shares of the Company, valid for a period commencing from this resolution date until the earliest of (i) the conclusion of the next annual general meeting; (ii) the expiration of the period within which the next annual general meeting is required to be held by Articles of Association of the Company, Cayman Islands laws or any other applicable law; and (iii) the revocation of such mandate by shareholders.

(Signature)